Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption “Experts” and to the use of our report dated April 13, 2009 (except for paragraph three of Note 14, as to which the date is November  , 2009), in Amendment No. 3 to the Registration Statement (Form S-1 No. 333-160986) and related Prospectus of Ancestry.com Inc. for the registration of 7,407,407 shares of its common stock.
Ernst & Young
Salt Lake City, Utah
November  , 2009
The foregoing consent is in the form that will be signed upon the completion of the reverse stock split described in paragraph three of Note 14 to the consolidated financial statements.
/s/ Ernst & Young
Salt Lake City, Utah
October 19, 2009